                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468
PROSPECTUS SUPPLEMENT NO. 28
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This Prospectus Supplement No. 28 supplements and amends the Prospectus dated March 14, 2000, the Prospectus Supplement dated April 7, 2000, Prospectus Supplement No. 2 dated April 14, 2000, Prospectus Supplement No. 3 dated April 21, 2000, Prospectus Supplement No. 4 dated April 28, 2000, Prospectus Supplement No. 5 dated May 5, 2000, Prospectus Supplement No. 6 dated May 12, 2000, Prospectus Supplement No. 7 dated May 18, 2000, Prospectus Supplement No. 8 dated May 26, 2000, Prospectus Supplement No. 9 dated June 1, 2000, Prospectus Supplement No. 10 dated June 9, 2000, Prospectus Supplement No. 11 dated June 16, 2000, Prospectus Supplement No. 12 dated July 7, 2000, Prospectus Supplement No. 13 dated August 4, 2000, Prospectus Supplement No. 14 dated August 18, 2000, Prospectus Supplement No. 15 dated August 25, 2000, Prospectus Supplement No. 16 dated September 15, 2000, Prospectus Supplement No. 17 dated October 9, 2000, Prospectus Supplement No. 18 dated October 19, 2000, Prospectus Supplement No. 19 dated December 8, 2000, Prospectus Supplement No. 20 dated December 15, 2000 and Prospectus Supplement No. 21 dated December 21, 2000, Prospectus Supplement No. 22 dated December 27, 2000, Prospectus Supplement No. 23 dated January 5, 2001, Prospectus Supplement No. 24 dated January 18, 2001, Prospectus Supplement No. 25 dated February 8, 2001, Prospectus Supplement No. 26 dated March 16, 2001 and Prospectus Supplement No. 27 dated May 4, 2001 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 (the "Notes") and shares of our common stock issuable upon the conversion of the Notes. Such information has been obtained from the selling securityholders. This Prospectus Supplement should be read in conjunction with the Prospectus.

     The table on the Prospectus Supplement dated January 18, 2001 is hereby amended as follows:

     The deletion from the Prospectus Supplement dated January 18, 2001 of:

                               PRINCIPAL AMOUNT OF
                               NOTES BENEFICIALLY                         COMMON STOCK OWNED
                                OWNED AND OFFERED       PERCENTAGE OF        PRIOR TO THE        COMMON STOCK
          NAME                       HEREBY(1)        NOTES OUTSTANDING        OFFERING        OFFERED HEREBY(1)
          ----                 -------------------    -----------------   ------------------   -----------------

McMahan Securities Co. L.P.          $20,000                 *                   833                 185

     The information appearing in the table below, as of the date hereof, further supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                               PRINCIPAL AMOUNT OF
                               NOTES BENEFICIALLY                         COMMON STOCK OWNED
                                OWNED AND OFFERED       PERCENTAGE OF        PRIOR TO THE        COMMON STOCK
          NAME                       HEREBY(1)        NOTES OUTSTANDING        OFFERING        OFFERED HEREBY(1)
          ----                 -------------------    -----------------   ------------------   -----------------

Anima S.G.R.p.A.
  Rubrica-Anima Convertible         $250,000                   *                 2,314              2,314
McMahan Securities Co. L.P.          $30,000                   *                   277                277

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 *   Less than one percent.

(1) We believe any excess of the total amount of registered sales by Selling Securityholders is the result of (i) sales by Selling Securityholders who previously registered their shares in unregistered offers and the subsequent registration by the purchaser thereof, or (ii) registration by Selling Securityholders who had acquired their shares in a previously registered transaction.

     The number of shares of common stock owned prior to the offering includes shares of common stock into which the Notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other Selling Securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the Notes are convertible at a conversion price of $108.00 per share.

     INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is May 25, 2001.